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                                                                Exhibit 2(d)

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.

                                     WARRANT
                                     -------

                       TO PURCHASE 5,268,716 COMMON SHARES

                                       OF

                         FIRST MICHIGAN BANK CORPORATION

         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("First Michigan"), at any time on or after the date hereof, an aggregate of up to 5,268,716 common shares, $1.00 par value per share, of First Michigan ("First Michigan Common"), at a price of $29.275 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and First Michigan (the "Warrant Purchase Agreement"). The number of shares of First Michigan Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Huntington and First Michigan (the "Merger Agreement"), which provides for the merger of First Michigan into Huntington (the "Merger"), and a certain Supplemental Agreement between Huntington and First Michigan, which provides certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.

         SECTION 1.  EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of


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applicable law, the Holder will not exercise this Warrant without the written consent of First Michigan except upon the occurrence of any of the following events (a "Triggering Event"):

               (i) any material, willful, and intentional breach of the Merger Documents by First Michigan that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by First Michigan of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or
                      (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

              (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of First Michigan at any time prior to May 31, 1999, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of First Michigan, and the Merger is not consummated prior to May 31, 1999;

             (iii) (A) a proposal to engage in an Acquisition Transaction is received by First Michigan or a Tender Offer is made directly to the shareholders of First Michigan or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the First Michigan Shareholders' Meeting; (B) the Board of Directors of First Michigan (1) fails to recommend to the shareholders of First Michigan that they vote their shares of First Michigan Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of First Michigan to approve the Merger, or
                      (4) fails to hold the First Michigan Shareholders' Meeting; and (C) the Merger is not consummated by May 31, 1999;

                  (b) Notwithstanding the foregoing, this Warrant shall not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of Huntington to approve the Merger; (ii) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of the Acquisition Proposal or a breach by First Michigan of any of its obligations under any of the Merger Documents; or (iii) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by

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a Triggering Event or the receipt by First Michigan of an Acquisition
Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction.

                  (c) An "Acquisition Transaction" shall mean a transaction involving (A) the sale or other disposition of more than 20 percent of the shares of the capital stock or any other class of voting securities of First Michigan, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15 percent or more of the consolidated assets or deposits of First Michigan or of the banks owned by First Michigan, in the aggregate, or (C) a merger or consolidation involving First Michigan other than a transaction pursuant to which First Michigan will be the surviving corporation and the current shareholders of First Michigan will be the owners of a majority of the stock of the surviving corporation following the transaction. As used in this
Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                  (d) This Warrant shall be exercised by presentation and surrender hereof to First Michigan at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of First Michigan Common, (ii) payment to First Michigan, for the account of First Michigan, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of First Michigan Common specified in the notice shall be payable in immediately available funds.

                  (e) Upon such presentation and surrender, First Michigan shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph
(g) of this Section 1, the shares to which the Holder is entitled hereunder.

                  (f) If this Warrant should be exercised in part only, First Michigan shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by First Michigan of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of First Michigan Common issuable upon such exercise, notwithstanding that the stock transfer books of First Michigan shall then be closed or that certificates representing such shares of First Michigan Common shall not then be actually delivered to the Holder. First Michigan shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (g) of this
Section 1.

                  (g) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.

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         SECTION 2.   CERTAIN COVENANTS AND REPRESENTATIONS OF FIRST MICHIGAN.

                  (a) First Michigan shall at all times maintain sufficient authorized but unissued shares of First Michigan Common so that this Warrant may be exercised without additional authorization of the holders of First Michigan Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase First Michigan Common.

                  (b) First Michigan represents and warrants to the Holder that the shares of First Michigan Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) First Michigan agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by First Michigan; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre- merger notification, reporting, and waiting period requirements specified in 15 U.S.C. ss.18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and First Michigan duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. First Michigan shall not be required to issue fractional shares of First Michigan Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of First Michigan for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of First Michigan Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by First Michigan of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, First Michigan will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of First Michigan, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

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         SECTION 5.  CERTAIN TRANSACTIONS.

                  (a) In case First Michigan shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than Huntington or one of its Affiliates, to merge into First Michigan and First Michigan shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of First Michigan Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, First Michigan, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                              (i) "Acquiring Corporation" shall mean (A) the i i
               continuing or surviving corporation of a consolidation or merger with First Michigan (if other than First Michigan), (B) the corporation merging into First Michigan in a merger in which First Michigan is the continuing or surviving person and in connection with which the then outstanding shares of First Michigan Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or
               (C) the transferee of all or substantially all of First Michigan's assets;

                              (ii) "Substitute Common" shall mean the common
               stock issued by the issuer of the Substitute Warrant;

                              (iii) "Assigned Value" shall mean the Market/Offer
               Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of First Michigan's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of First Michigan as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of First Michigan Common outstanding at the time of such sale;

                              (iv) "Average Price" shall mean the average
               closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if First Michigan is the issuer of the Substitute

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               Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into First Michigan or by any company which controls such Person, as the Holder may elect;

                              (v) A "Person" shall mean any individual, firm,
               corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                              (vi) "Affiliate" shall have the meaning ascribed
               to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of First Michigan Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of First Michigan Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6.  RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of First Michigan Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, First Michigan specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and First Michigan hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of First Michigan hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of First Michigan Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that First Michigan issues any additional shares of First Michigan Common at any time after the date hereof (including pursuant to stock option plans), the number of

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shares of First Michigan Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                        (b) (i) In the event that, after the date hereof, First Michigan pays or makes a dividend or other distribution of any class of capital stock of First Michigan in First Michigan Common (including, but not limited to, the issuance of the First Michigan 1997 Stock Dividend), the number of shares of First Michigan Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of First Michigan Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                              (ii) In the event that, after the date hereof,
               outstanding shares of First Michigan Common are subdivided into a greater number of shares of First Michigan Common, the number of shares of First Michigan Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of First Michigan Common are combined into a smaller number of shares of First Michigan Common, the number of shares of First Michigan Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                              (iii) The reclassification (including any
               reclassification upon a merger in which First Michigan is the continuing corporation) of First Michigan Common into securities including other than First Michigan Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of First Michigan Common outstanding immediately prior to such reclassification into the number of shares of First Michigan Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                  (c) Whenever the number of shares of First Michigan Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of First Michigan Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of First Michigan Common purchasable after the adjustment; provided, however, that no such adjustment of the Exercise Price shall be made with respect to the

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adjustment in the number of shares purchasable upon exercise hereof to be made pursuant to paragraph (b) above upon the issuance of the First Michigan 1997 Stock Dividend.

                  (d) For the purpose of this Section 7, the term "First Michigan Common" shall include any shares of First Michigan of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of First Michigan and which is not subject to redemption by First Michigan.

         SECTION 8.   NOTICE.

                  (a) Whenever the number of shares of First Michigan Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, First Michigan shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of First Michigan, setting forth the number of shares of First Michigan Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of a Triggering Event First Michigan shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of First Michigan setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, First Michigan and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         Section 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of a Triggering Event; (ii) the Effective Date of the Merger, (iii) the date of termination of the Merger Documents unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by First Michigan, or the

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announcement by another person, of a proposal involving an Acquisition
Transaction or Tender Offer; or (iv) May 31, 1999.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 5th day of May, 1997.

ATTEST:                                 FIRST MICHIGAN BANK CORPORATION

By:    /s/ Stephen A. Stream            By:    /s/ David M. Ondersma
   ------------------------------          -----------------------------------
                                             David M. Ondersma, Chairman and
Title:    Secretary                          Chief Executive Officer
      ---------------------------

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